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News Release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
AUGUST 1, 2014

Chevron Reports Second Quarter Net Income of $5.7 Billion

SAN RAMON, Calif., August 1, 2014 – Chevron Corporation (NYSE: CVX) today reported earnings of $5.7 billion ($2.98 per share – diluted) for the second quarter 2014, compared with $5.4 billion ($2.77 per share – diluted) in the 2013 second quarter. Foreign currency effects decreased earnings in the 2014 quarter by $232 million, compared with an increase of $302 million a year earlier.
Sales and other operating revenues in the second quarter 2014 were $56 billion, compared to $55 billion in the year-ago period.
Earnings Summary

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2014	2013	2014	2013
Earnings by Business Segment
Upstream	$5,264	$4,949	$9,571	$10,865
Downstream	721	766	1,431	1,467
All Other	(320)	(350)	(825)	(789)
Total (1)(2)	$5,665	$5,365	$10,177	$11,543
(1) Includes foreign currency effects	$(232)	$302	$(311)	$548
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“Our second quarter earnings and cash flow were solid,” said Chairman and CEO John Watson. “Current quarter earnings reflected stronger market conditions for crude oil, although some of these benefits were offset by lower production volumes as a result of planned maintenance activity at Tengizchevroil in Kazakhstan. Gains on asset sales also contributed to our results, as we completed important sales under our three-year divestment program.”
Watson added, “We continue to make significant progress on our major capital projects which are expected to underpin a 20 percent increase in production by 2017 and enable significant growth in our cash flows. In the deepwater Gulf of Mexico, our production is expected to benefit in the near-term from start-up of the Jack/St. Malo Project later this year and the Big Foot Project in 2015. In Australia, our Gorgon and Wheatstone LNG projects continue to reach important interim milestones. Gorgon remains on track for expected start-up in mid-2015. We are also advancing the development of our liquids-rich, unconventional properties in the United States, Canada and Argentina.”
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Recent upstream highlights include:

•	Australia - All Gorgon Train 1 and common modules required for first LNG have been delivered and installed on Barrow Island.

•	Australia - The first deliveries arrived at the Wheatstone Project’s Materials Offloading Facility. Preparations continue for arrival of the first Train 1 process modules anticipated later this year.

•
Chad/Cameroon - Completed the sale of the company’s nonoperated interest in a producing concession in Chad and the related export pipeline interests in Chad and Cameroon for approximately $1.3 billion.

•	Nigeria - Achieved initial production of product at the Escravos Gas-to-Liquids facility.

•	United States - Offshore hookup and commissioning is underway at the Jack/St. Malo Project, which remains on track for expected start-up in fourth quarter 2014.

•	United States - The production platform has been installed offshore at the nonoperated Tubular Bells development, and start-up is expected in third quarter 2014.
“We also completed work on several important downstream growth investments,” said Watson. The company started commercial production at its new premium lubricants base oil facility in Pascagoula, Mississippi, and completed the expansion of its Singapore additives plant. Chevron Phillips Chemical Company LLC, the company’s 50 percent-owned affiliate, achieved start-up of the world’s largest on-purpose 1-hexene plant, with a capacity of 250,000 metric tons per year, at its Cedar Bayou complex in Baytown, Texas.
The company purchased $1.25 billion of its common stock in the second quarter 2014 under its share repurchase program.

UPSTREAM
Worldwide net oil-equivalent production was 2.55 million barrels per day in second quarter 2014, down from 2.58 million barrels per day in the 2013 second quarter. Production increases from project ramp-ups in the United States, Nigeria, Brazil and Argentina were more than offset by price and other production entitlement effects in several locations, normal field declines, and maintenance-related downtime at Tengizchevroil in Kazakhstan.

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U.S. Upstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of Dollars	2014	2013	2014	2013
Earnings	$1,054	$1,083	$1,966	$2,215

U.S. upstream earnings of $1.05 billion in second quarter 2014 were down $29 million from a year earlier, as gains on asset sales and stronger crude oil and natural gas realizations were more than offset by additional depreciation, exploration and operating expenses.
The company’s average sales price per barrel of crude oil and natural gas liquids was $92.44 in second quarter 2014, up from $92.25 a year ago. The average sales price of natural gas was $4.09 per thousand cubic feet, compared with $3.78 in last year’s second quarter.
Net oil-equivalent production of 667,000 barrels per day in second quarter 2014 was up 8,000 barrels per day, or 1 percent, from a year earlier. Production increases in the Permian Basin in Texas and New Mexico and the Marcellus Shale in western Pennsylvania were partially offset by normal field declines elsewhere. The net liquids component of oil-equivalent production increased 1 percent in the 2014 second quarter to 460,000 barrels per day, while net natural gas production also increased 1 percent, to 1.24 billion cubic feet per day.

International Upstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of Dollars	2014	2013	2014	2013
Earnings*	$4,210	$3,866	$7,605	$8,650
*Includes foreign currency effects	$(147)	$275	$(200)	$447
International upstream earnings of $4.21 billion increased $344 million from second quarter 2013. The increase between quarters was primarily due to a gain on the sale of interests in Chad and Cameroon and higher realizations and sales volumes for crude oil, partially offset by higher exploration and depreciation expenses. Foreign currency effects decreased earnings by $147 million in the 2014 quarter, compared with an increase of $275 million a year earlier.
The average sales price for crude oil and natural gas liquids in second quarter 2014 was $101.15 per barrel, up from $93.71 a year earlier. The average price of natural gas was $5.98 per thousand cubic feet, compared with $5.93 in last year’s second quarter.
Net oil-equivalent production of 1.88 million barrels per day in second quarter 2014 was down 45,000 barrels per day, or 2 percent, from a year ago. Production increases from project ramp-ups in Nigeria, Brazil and Argentina were more than offset by price and other production entitlement effects in several locations and greater maintenance and turnaround downtime at Tengizchevroil in Kazakhstan. The negative effect of price and other production entitlement effects and planned maintenance was

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approximately 55,000 barrels per day. The net liquids component of oil-equivalent production decreased 2 percent to 1.23 million barrels per day, while net natural gas production decreased 3 percent to 3.86 billion cubic feet per day.

DOWNSTREAM
U.S. Downstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of Dollars	2014	2013	2014	2013
Earnings	$517	$138	$939	$273

U.S. downstream operations earned $517 million in second quarter 2014 compared with earnings of $138 million a year earlier. The increase was mainly due to higher earnings from the 50 percent-owned Chevron Phillips Chemical Company LLC and stronger margins on refined product sales. Higher gains from asset sales also contributed to the increase.
Refinery crude oil input of 761,000 barrels per day in second quarter 2014 decreased 53,000 barrels per day from the year-ago period. The decrease was primarily due to a significant planned turnaround at the refinery in El Segundo, California in the current quarter, partly offset by higher volumes at the refinery in Richmond, California reflecting re-start of the crude unit during the prior-year period. Refined product sales of 1.19 million barrels per day were down 25,000 barrels per day from second quarter 2013, mainly as a result of the turnaround in El Segundo. Branded gasoline sales were essentially flat with the comparative period at 525,000 barrels per day.
International Downstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of Dollars	2014	2013	2014	2013
Earnings*	$204	$628	$492	$1,194
*Includes foreign currency effects	$(84)	$30	$(112)	$106
International downstream operations earned $204 million in second quarter 2014 compared with $628 million a year earlier. The decrease was mainly due to lower margins on refined product sales and an unfavorable change in effects on derivative instruments. Foreign currency effects decreased earnings by $84 million in the 2014 quarter, compared with an increase of $30 million a year earlier.
Refinery crude oil input of 844,000 barrels per day in second quarter 2014 decreased 28,000 barrels per day from the year-ago period. Total refined product sales of 1.55 million barrels per day in the 2014 second quarter were essentially flat with the year-ago period.

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ALL OTHER

	Three Months Ended June 30		Six Months Ended June 30
Millions of Dollars	2014	2013	2014	2013
Net Charges*	$(320)	$(350)	$(825)	$(789)
*Includes foreign currency effects	$(1)	$(3)	$1	$(5)
All Other consists of mining activities, power and energy services, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in second quarter 2014 were $320 million, compared with $350 million in the year-ago period. The change between periods was mainly due to the absence of the 2013 impairment of a power-related equity affiliate and lower corporate charges. This decrease was largely offset by higher corporate tax items.

CASH FLOW FROM OPERATIONS
Cash flow from operations in the first six months of 2014 was $16.3 billion, compared with $14.2 billion in the corresponding 2013 period. Excluding working capital effects, cash flow from operations in 2014 was $17.0 billion, compared with $16.7 billion in 2013.

CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in the first six months of 2014 were $19.6 billion, compared with $18.3 billion in the corresponding 2013 period. The amounts included $1.5 billion in 2014 and $1.1 billion in 2013 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Work progressed during 2014 on a number of major capital projects, including the Gorgon and Wheatstone LNG projects in Australia and the Jack/St. Malo and Big Foot projects in the deepwater Gulf of Mexico. Expenditures for upstream represented 93 percent of the companywide total in the first six months of 2014.

# # #
NOTICE
Chevron’s discussion of second quarter 2014 earnings with security analysts will take place on Friday, August 1, 2014, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.

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CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “may,” “could,” “budgets,” “outlook” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemicals margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes required by existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 27 through 29 of the company’s 2013 Annual Report on Form 10-K. In addition, such results could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

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Attachment 1
CHEVRON CORPORATION - FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
REVENUES AND OTHER INCOME
Sales and other operating revenues *	$55,583	$55,307	$106,561	$109,603
Income from equity affiliates	1,709	1,784	3,631	4,068
Other income	646	278	1,011	516
Total Revenues and Other Income	57,938	57,369	111,203	114,187
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	33,844	34,273	64,667	67,183
Operating, selling, general and administrative expenses	7,364	7,417	14,314	14,177
Exploration expenses	694	329	1,109	576
Depreciation, depletion and amortization	3,842	3,412	7,972	6,893
Taxes other than on income *	3,167	3,349	6,186	6,486
Total Costs and Other Deductions	48,911	48,780	94,248	95,315
Income Before Income Tax Expense	9,027	8,589	16,955	18,872
Income tax expense	3,337	3,185	6,744	7,229
Net Income	5,690	5,404	10,211	11,643
Less: Net income attributable to noncontrolling interests	25	39	34	100
NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$5,665	$5,365	$10,177	$11,543

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$3.00	$2.80	$5.38	$6.00
- Diluted	$2.98	$2.77	$5.34	$5.95
Dividends	$1.07	$1.00	$2.07	$1.90

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,887,543	1,921,391	1,891,266	1,925,181
- Diluted	1,902,321	1,936,783	1,905,853	1,940,337

* Includes excise, value-added and similar taxes.	$2,120	$2,108	$4,066	$4,141

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
Upstream
United States	$1,054	$1,083	$1,966	$2,215
International	4,210	3,866	7,605	8,650
Total Upstream	5,264	4,949	9,571	10,865
Downstream
United States	517	138	939	273
International	204	628	492	1,194
Total Downstream	721	766	1,431	1,467
All Other (1)	(320)	(350)	(825)	(789)
Total (2)	$5,665	$5,365	$10,177	$11,543

SELECTED BALANCE SHEET ACCOUNT DATA	Jun 30, 2014	Dec. 31, 2013
Cash and Cash Equivalents	$13,959	$16,245
Time Deposits	$8	$8
Marketable Securities	$268	$263
Total Assets	$262,045	$253,753
Total Debt	$23,548	$20,431
Total Chevron Corporation Stockholders' Equity	$153,581	$149,113

	Six Months Ended June 30
ESTIMATED CASH FLOW FROM OPERATIONS	2014	2013
Net Cash Provided by Operating Activities	$16,298	$14,234
Net increase in Operating Working Capital	$(741)	$(2,515)
Net Cash Provided by Operating Activities Excluding Working Capital	$17,039	$16,749

	Three Months Ended June 30		Six Months Ended June 30
CAPITAL AND EXPLORATORY EXPENDITURES (3)	2014	2013	2014	2013
United States
Upstream	$2,130	$2,003	$4,088	$3,846
Downstream	411	431	768	770
Other	122	160	221	287
Total United States	2,663	2,594	5,077	4,903
International
Upstream	7,281	6,560	14,109	12,961
Downstream	230	292	415	460
Other	11	6	15	10
Total International	7,522	6,858	14,539	13,431
Worldwide	$10,185	$9,452	$19,616	$18,334
(1)  Includes mining activities, power and energy services, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.

(2) Net Income Attributable to Chevron Corporation (See Attachment 1)
(3) Includes interest in affiliates:
United States	$236	$138	$431	$231
International	669	479	1,086	839
Total	$905	$617	$1,517	$1,070

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Attachment 3
CHEVRON CORPORATION - FINANCIAL REVIEW

OPERATING STATISTICS (1)	Three Months Ended June 30		Six Months Ended June 30
NET LIQUIDS PRODUCTION (MB/D): (2)	2014	2013	2014	2013
United States	460	455	449	455
International	1,234	1,258	1,255	1,281
Worldwide	1,694	1,713	1,704	1,736
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,244	1,227	1,228	1,241
International	3,861	3,987	3,950	4,020
Worldwide	5,105	5,214	5,178	5,261
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	667	659	654	661
International	1,878	1,923	1,913	1,952
Worldwide	2,545	2,582	2,567	2,613
SALES OF NATURAL GAS (MMCF/D):
United States	3,676	5,651	4,303	5,872
International (5)	4,132	4,272	4,347	4,384
Worldwide	7,808	9,923	8,650	10,256
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	135	143	132	139
International	81	81	85	88
Worldwide	216	224	217	227
SALES OF REFINED PRODUCTS (MB/D):
United States	1,188	1,213	1,193	1,156
International (6)	1,547	1,548	1,475	1,499
Worldwide	2,735	2,761	2,668	2,655
REFINERY INPUT (MB/D):
United States	761	814	816	696
International	844	872	809	845
Worldwide	1,605	1,686	1,625	1,541

(1) Includes interest in affiliates.
(2) Includes: Canada - Synthetic Oil	42	37	41	41
Venezuela Affiliate - Synthetic Oil	32	14	32	18
(3) Includes natural gas consumed in operations (MMCF/D):
United States	69	83	71	76
International (7)	452	455	466	449
(4)    Net oil-equivalent production is the sum of net liquids production. net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales
(6) Includes share of affiliate sales (MB/D):	470	483	464	471
(7) 2013 conforms to 2014 presentation.